FORM N-SAR
Exhibit 77B

 FORM N-SAR
Exhibits 77E

MAINSTAY FUNDS TRUST
MainStay Cushing Funds

811-22321
For Period Ended 05/31/2017

On December 23, 2014, Cynthia Ann Redus-Tarchis and others filed a complaint against
New York Life Investments in the United States District Court for the District of
New Jersey. The complaint was brought derivatively on behalf of the MainStay Large
Cap Growth Fund, the MainStay High Yield Corporate Bond Fund, and another fund previously managed by New York Life Investments and alleges that New York Life Investments violated
Section 36(b) of the 1940 Act by charging excessive investment management fees. The plaintiffs seek monetary damages and other relief from New York Life Investments. New
York Life Investments believes that the case has no merit, and intends to vigorously defend the matter.

On May 6, 2015, a second amended complaint was filed which, among other things, added
MainStay High Yield Opportunities Fund as an additional Fund on whose behalf the complaint was brought. New York Life Investments filed a motion to dismiss the amended complaint.
This motion was denied on October 28, 2015. New York Life Investments filed an answer to the amended complaint on November 30, 2015. Fact discovery in the case has been completed and expert discovery is ongoing.